Exhibit 10.30

OWENS CORNING

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

As amended and restated

effective as of January 1, 2009

OWENS CORNING SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

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Article IV.	Forfeiture of Supplemental Benefits	9

4.1	Disclosure of Proprietary Information	9
4.2	Direct Competition with the Employer or an Affiliate	10
4.3	Discharge for Just Cause	10

Article V.	Form of Payment	12

Article VI.	Nature of Interest of Participant	14

6.1	Unsecured General Creditor	14
6.2	Trust Fund	14
6.3	No Right to Transfer Interest	15

Article VII.	Administration	16

7.1	Administrator	16
7.2	Powers of the Administrator	16
7.3	Finality of Administrator Determinations	17

Article VIII.	Miscellaneous	18

8.1	Amendment, Suspension, and Termination	18
8.2	Board of Directors’ Power to Delegate Authority	19
8.3	Indemnification	19
8.4	No Employment Rights	19
8.5	No Impact on Other Benefits	20
8.6	Incapacity of Recipient	20
8.7	Data	20
8.8	Misstatements	21
8.9	Taxes	21
8.10	Applicable Law	21
8.11	Usage of Terms and Headings	22

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OWENS CORNING SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

[As amended and restated effective as of January 1, 2009]

ARTICLE I

ESTABLISHMENT AND PURPOSE OF THE PLAN

1.1 Establishment of the Plan. Effective as of January 1, 1998, Owens Corning established this “Owens Corning Supplemental Executive Retirement Plan.” The Plan was hereby amended and restated effective as of January 1, 2009.

1.2 Purpose of the Plan. The Plan is intended to constitute an unfunded program maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees consistent with the requirements of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan provides supplemental retirement income to Eligible Employees.

ARTICLE II

DEFINITIONS

The following words and phrases as used in this Plan have the following meanings:

2.1 Actuarial Equivalent. The term “Actuarial Equivalent” shall have the same meaning as defined in Appendix B of the Cash Balance Plan.

2.2 Administrator. The term “Administrator” means the individual described in Section 7.1 who is designated to administer the Plan.

2.3 Affiliate. The term “Affiliate” shall have the same meaning given to such term by the Cash Balance Plan.

2.4 Beneficiary. The term “Beneficiary” means the person or persons designated by the Eligible Employee to receive the death benefit under the Cash Balance Plan after the death of the Eligible Employee.

2.5 Board of Directors. The term “Board of Directors” means the Board of Directors of Owens Corning.

2.6 Cash Balance Account. The term “Cash Balance Account” means the Eligible Employee’s “Account” (as defined under the Cash Balance Plan) determined in accordance with the Cash Balance Plan and increased to reflect any benefits accrued on behalf of the Eligible Employee under the Excess Plan.

2.7 Cash Balance Plan. The term “Cash Balance Plan” means the Owens Corning Cash Balance Pension Plan, which is part of the Owens Corning Merged Retirement Plan and is set forth in Attachment 1 to the Owens Corning Merged Retirement Plan, as amended.

2.8 Code. The term “Code” means the Internal Revenue Code of 1986, as amended.

2.9 Eligible Employee. The term “Eligible Employee” means an individual who meets the requirements of Section 3.1.

2.10 Employer. The term “Employer” means Owens Corning and any other Affiliate that has adopted the Cash Balance Plan.

2.11 Excess Plan. The term “Excess Plan” means the Owens-Corning Executive Supplemental Benefit Plan, as amended and restated effective January 1, 2009, and as amended from time to time thereafter.

2.12 Hire Date. The term “Hire Date” means the date on which the Eligible Employee was first employed with the Employer or such other date as specified by agreement with such Eligible Employee at the time they are designated to be eligible for participation in the Plan.

2.13 Offset Amount. The term “Offset Amount” means the amount applicable to an Eligible Employee as determined under Section 3.2(c).

2.14 Plan. The term “Plan” means the “Owens Corning Supplemental Executive Retirement Plan” as set forth herein and as amended from time to time.

2.15 Prior Accrued Retirement Benefits. The term “Prior Accrued Retirement Benefits” means all nonforfeitable retirement benefits accrued on behalf of an Eligible Employee under any “pension plan” (as defined in Section 3(2) of ERISA), including all tax-qualified and non-tax-qualified defined benefit and defined contribution plans other than any defined contribution plan that the

Administrator determines was not the primary source of the Eligible Employee’s retirement benefits from his or her prior employer, determined as of the date the Eligible Employee is first employed with the Employer, and expressed, in the case of a “defined benefit plan” (as defined in ERISA section 3(35)), in the form of a single life annuity commencing at the participant’s normal retirement age under such plan (or the age 65 single life annuity Actuarial Equivalent of the accrued benefit under such plan, if such a form is not available under the plan).

2.16 Separation from service. The term “Separation from service” as used herein shall mean termination of active employment from the Employer.

2.17 Supplemental Retirement Benefit. The term “Supplemental Retirement Benefit” means a benefit that is payable to an Eligible Employee in accordance with Article III of this Plan.

2.17 Supplemental Survivor’s Benefit. The term “Supplemental Survivor’s Benefit” means a benefit that is payable to a Beneficiary in accordance with Article III of this Plan.

ARTICLE III

SUPPLEMENTAL RETIREMENT BENEFIT

3.1 Eligible Employees. An individual is an Eligible Employee if he or she is a member of a select group of management or highly compensated employees of an Employer, and he or she —

(1)	is named or designated by the Board of Directors or the Chairman and Chief Executive Officer of Owens Corning in accordance with Section 8.1(b) of the Plan,

(2)	is 100% vested in his or her benefit under the Cash Balance Plan,

(3)	provides the Administrator, with written evidence, in a form satisfactory to the Administrator, of his or her Prior Accrued Retirement Benefits, and

(4)	does not forfeit the Supplemental Retirement Benefit under the provisions of Article IV.

3.2 Supplemental Retirement Benefit .

(a) An Eligible Employee shall be entitled to a Supplemental Retirement Benefit as determined under Sections 3.2(b) and (c) upon his or her termination of employment with all Employers.

(b) An Eligible Employee’s Supplemental Retirement Benefit shall be a single sum amount equal to (1) the product of the Eligible Employee’s Cash Balance Account, determined as of the first day of the first calendar month following the Eligible Employee’s date of termination of employment with the Employer, multiplied by the factor applicable to the Eligible Employee under the chart below, minus (2) the Eligible Employee’s Offset Amount as determined under Section 3.2(c).

Age at Hire Date	Factor
30	0.50
35	1.00
40	1.50
45	2.00
50	2.50
55	4.00
60	1.50
65 or older	0.00

The factor for a participant with an age at Hire Date between two ages set forth above shall be determined by interpolating between the applicable factors based on the Eligible Employee’s attained, whole years of age as of his or her Hire Date.

(c) An Eligible Employee’s Offset Amount shall equal the sum of the Actuarial Equivalent present value, determined as of the first day of the first calendar month following the Eligible Employee’s date of termination of employment with the Employer, of the Eligible Employee’s Prior Accrued Retirement Benefits attributable to defined benefit plans (as described in Section 2.15(1)).

3.3 Supplemental Survivor’s Benefit. Upon the death of an Eligible Employee, his or her Beneficiary shall be paid the Supplemental Retirement Benefit that would have been payable to the Eligible Employee determined as of the Eligible Employee’s date of death, or, if earlier, his or her date of termination of employment with the Employer.

ARTICLE IV

FORFEITURE OF SUPPLEMENTAL BENEFITS

4.1 Disclosure of Proprietary Information. The Supplemental Retirement Benefits otherwise payable under the terms of this Plan shall be forfeited and the Employer and the Plan shall have no additional liability if an Eligible Employee discloses, divulges, publishes or otherwise reveals either directly or through another, to any person, firm or corporation, any knowledge or information concerning any Employer or Affiliate inventions, devices, technical data, strategic plans (business and technical), or financial data (including any data classified as “Secret and Proprietary Information”), which knowledge or information has in any way been disclosed to or acquired by the Eligible Employee during the term of his or her employment with the Employer or an Affiliate. Such knowledge or information shall not include knowledge or information which:

(1)	is or was in the public domain at the time of its disclosure to the Eligible Employee; or,

(2)	enters the public domain after the date of disclosure to the Eligible Employee except where such entry is a result of a breach by the Eligible Employee of this Section; or,

(3)	is disclosed to the Eligible Employee by a third party having a bona fide right to make such disclosure, or is otherwise lawfully obtained from other sources; or,

(4)	is disclosed to others by the Employer or Affiliate without restriction.

4.2 Direct Competition with the Employer or an Affiliate. The Supplemental Retirement Benefits payable under the terms of this Plan shall be forfeited and the Employer and the Plan shall have no further liability to an Eligible Employee if said Eligible Employee directly or indirectly, in any capacity, performs any compensated service for, be employed by or become associated in any firm, corporation or partnership engaged in the manufacture, production or sale of products which compete with products produced or sold by the Employer or an Affiliate. For the purposes of this Plan, products shall be limited to these which are manufactured, produced or sold by the Employer or an Affiliate as described in the Employer’s or Affiliate’s most recent Annual Report to its stockholders.

4.3 Discharge for Just Cause. The Supplemental Retirement Benefits otherwise payable under the terms of this Plan shall be forfeited and the Employer and the Plan shall have no further liability if the employment of said Eligible Employee by the Employer or Affiliate is terminated or otherwise ceases for “Just

Cause.” “Just Cause” shall mean discharge or resignation as the direct result of any act or omission which constitutes a misdemeanor or a felony, or which clearly evidences fraud or dishonesty on the part of the Eligible Employee.

ARTICLE V

FORM OF PAYMENT

A Supplemental Retirement Benefit or Supplemental Survivor’s Benefit payable under this Plan shall be payable to the Eligible Employee or Beneficiary, as applicable, in the form and at the time selected by the Participant in a Non-Qualified Retirement Pay Election Form (“Election Form”) validly completed within the time frame set forth under Code Section 409A. Payment of benefits pursuant to the valid Election Form shall be paid within 60 days following the time selected in the Election Form. If no such Election Form is completed, then benefits under the Plan shall be paid within 60 days following separation from service. Benefits shall also be payable upon and paid within 60 days following death or disability or upon a change of control. If no Election Form is completed Participant shall receive the benefit in the form of a lump sum payment to be made within 60 days following the Eligible Employee’s separation from service with the Employer and all Affiliates, or, if applicable, following the Eligible Employee’s death, disability or a change in control. If the form of benefit elected under the Election Form is a monthly annuity, unless otherwise specified or selected from among the other actuarially equivalent forms of annuity available at the time of distribution, shall be a straight-life annuity for the participant by default.

Notwithstanding the foregoing, payment of benefits is subject to a special rule for separation from service of any “specified employee” under Code Section 409A. Specifically, for any specified employee, the payment of benefits under the Plan and consistent with their completed Election Form cannot be made before the earlier of: (1) the date that is six months after the date of the specified employee’s separation from service; or (2) the date of the specified employee’s death.

For those employees whose payment of benefits is subject to the six month delay for specified employees or deferred pursuant to their Election Form beyond the 60 day period following their separation from service, the benefit amount at the time of actual payment shall include interest attributable for the period following their separation from service to until the later payment date. Such interest shall be credited at the Cash Balance Plan Credit Rate under the Owens Corning Merged Retirement Plan.

ARTICLE VI

NATURE OF INTEREST OF PARTICIPANT

6.1 Unsecured General Creditor. The interests of Eligible Employees and Beneficiaries in the Plan shall be that of unsecured general creditors, with no secured or preferential right to any assets of Owens Corning or any Employer, Affiliate, or any other party for payment of benefits under this Plan. Any property held by Owens Corning or any Employer for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. Any Employer’s obligation under the Plan shall be an unfunded and unsecured promise to pay benefits in the future.

6.2 Trust Fund. Each Employer shall be responsible for the payment of benefits provided under the Plan to its Eligible Employees. At its discretion, the Employer may establish one or more trusts, with such trustees as the Board of Directors may approve, for the purpose of providing for the payment of such benefits. Any trustee so appointed shall be bonded in a manner satisfactory to the Employer. Whether or not such a trust is irrevocable, its assets shall at all times be subject to the claims of the Employer’s general creditors in the event of the

Employer’s insolvency. To the extent any benefits provided under the Plan are paid from such trust, the Employer shall have no further obligation to pay Plan benefits. Plan benefits not paid from the trust shall remain the obligation of the Employer.

6.3 No Right to Transfer Interest. Rights to benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance.

ARTICLE VII

ADMINISTRATION

7.1 Administrator. (a) Except as provided in (b) below, the Plan shall be administered by the Senior Vice President of Human Resources of Owens Corning, or, by the individual who holds the functional equivalent of such position.

(b) The Chairman and Chief Executive Officer of Owens Corning shall be the Administrator with respect to any matters involving the participation in this Plan of the individual described in (a) above.

7.2 Powers of the Administrator. The Administrator’s powers shall include, but shall not be limited to, the power to adopt rules consistent with the Plan; the power to decide all questions relating to the interpretation of the terms and provisions of the Plan; the power to resolve all other questions arising under the Plan (including, without limitation, the power to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision); and the power to designate all or a part of the previously described powers to another employee of Owens Corning. The Administrator shall have full and absolute discretion and authority to exercise each of the foregoing powers. In addition, notwithstanding any other provision of this Plan to the contrary, the Plan shall be interpreted and payment of benefits shall be administered to the extent the Administrator in his or her discretion deems necessary to comply with Code Section 409A.

7.3 Finality of Administrator Determinations. Determinations by the Administrator and any interpretation, rule, or decision adopted by the Administrator under the Plan or in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons, their heirs, and their personal representatives.

ARTICLE VIII

MISCELLANEOUS

8.1 Amendment, Suspension, and Termination. (a) The Board of Directors shall have the right to amend, suspend, or terminate the Plan at any time.

(b) The Board of Directors or the Chairman and Chief Executive Officer of Owens Corning shall have the right at any time to designate additional individuals eligible to participate in the Plan.

(c) The Vice President of Human Resources of Owens Corning, or the individual who holds the functional equivalent of such position, may adopt minor amendments to the Plan without prior approval of the Board of Directors that (i) are necessary or advisable for purposes of compliance with applicable laws and regulations, (ii) relate to administrative practices, or (iii) have an insubstantial financial effect on Plan benefits and expenses.

(d) The right and power, under this paragraph 8.1, to amend suspend or terminate this Plan, in whole or in part, at any time and from time to time; shall be exercisable provided that in no event shall any such amendment accelerate the timing of payment of benefits or change the form of benefits as validly elected by the Participant except with respect to payments made upon termination of the Plan as permissible under Code Section 409A.

8.2 Board of Directors’ Power to Delegate Authority. The Board of Directors may, in its discretion, delegate to any person or persons all or any part of the Board’s authority and responsibility under the Plan, including, without limitation, the authority to amend the Plan.

8.3 Indemnification. Owens Corning shall indemnify any individual who is a director, officer or employee of an Employer, or his or her heirs and legal representatives, against all liability and reasonable expense, including counsel fees, amounts paid in settlement and amounts of judgments, fines or penalties, incurred or imposed upon him or her in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, in connection with his or her duties under the Plan, provided that such act or omission does not constitute gross negligence or willful misconduct.

8.4 No Employment Rights. No provisions of the Plan or any action taken by an Employer, the Board of Directors, or the Administrator shall give any person any right to be retained in the employ of an Employer, and each Employer specifically reserves the right and power to dismiss or discharge any Eligible Employee.

8.5 No Impact on Other Benefits. Amounts accrued under this Plan shall not be included in an Eligible Employee’s compensation for purposes of calculating benefits under any other plan, program or arrangement sponsored by an Employer or Affiliate.

8.6 Incapacity of Recipient. If an Eligible Employee or Beneficiary entitled to a distribution under the Plan is living under guardianship or conservatorship, distributions payable under the terms of the Plan to such recipient shall be paid to the appointed guardian or conservator and such payment shall be a complete discharge of any liability of all Employers.

8.7 Data. Each Eligible Employee and Beneficiary shall furnish the Employer with all proofs of dates of birth and death and other proofs necessary for the administration of the Plan, and no Employer shall be liable for the fulfillment of any obligations in any way dependent upon such information unless and until the same shall have been received by the Employer in form satisfactory to it.

8.8 Misstatements. If any relevant fact relating to any person is found to have been misstated, the benefit payable to an Eligible Employee or Beneficiary shall be the benefit which would have been provided on the basis of the correct information. Any excess payments due to such misstatement shall be refunded to the Employer or withheld by it from any further amounts otherwise payable, and any underpayment shall be paid to the Eligible Employee or Beneficiary as soon as administratively practicable.

8.9 Taxes. To the extent required by law, amounts credited under the Plan shall be subject to Federal social security and unemployment taxes during the year the services giving rise to such contributions were performed (or, if later, when the amounts are not subject to a substantial risk of forfeiture). Each Employer shall withhold from any distributions made pursuant to the Plan such amounts as may be required by Federal, state or local law.

8.10 Applicable Law. The Plan shall be construed and administered under the laws of the State of Ohio, except to the extent that such laws are preempted by ERISA.

8.11 Usage of Terms and Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings are included for ease of reference only, and are not to be construed to alter the terms of the Plan.

IN WITNESS WHEREOF, Owens Corning has caused this Plan, to be amended and restated effective as of January 1, 2009, to be executed on its behalf by the undersigned duly authorized officer this 22nd day of December, 2008.

Owens Corning

By	/s/ Joseph C. High
Joseph C. High
Senior Vice President – Human Resources